Exhibit 99.1

IMS Health Announces $250 Million Share Repurchase Authorization

DANBURY, Conn.--(BUSINESS WIRE)--December 17, 2015--IMS Health Holdings, Inc. (NYSE:IMS) today announced that its board of directors approved a stock repurchase program authorizing the repurchase of up to $250 million of its common stock.

The share repurchase program does not obligate the company to repurchase any particular amount of common stock, and it could be modified, suspended or discontinued at any time. The timing and amount of repurchases are determined by IMS Health’s management at its discretion based on a variety of factors such as the market price of its common stock, corporate requirements, general market and economic conditions, legal requirements and compliance with the terms of the company’s senior secured credit facilities and the indentures governing its outstanding senior notes. Purchases of the company’s common stock may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, in privately negotiated transactions or by other means in accordance with federal securities laws. The share repurchase program does not have a specified expiration date.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with end-to-end solutions to measure and improve their performance. Our 7,500 services experts connect configurable SaaS applications to 10+ petabytes of complex healthcare data in the IMS One™ cloud platform, delivering unique insights into diseases, treatments, costs and outcomes. The company’s 15,000 employees blend global consistency and local market knowledge across 100 countries to help clients run their operations more efficiently. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

CONTACT:
IMS Health Holdings, Inc.
Tom Kinsley, +1.203.448.4691
Investor Relations
tkinsley@imshealth.com
or
Tor Constantino, +1.484.567.6732
Media Relations
tconstantino@us.imshealth.com